Ex. 5.01

Erickson & Sederstrom, P.C.
10330 Regency Parkway Drive
Omaha, Nebraska 68114


July 17, 1998


Board of Directors
World House Entertainment, Inc.
2831 Dogwood Place
Nashville, TN 37204


Re:  World House Entertainment, Inc. Public Offering

Ladies and Gentlemen:

     We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended, of 80,000 shares of the company's Common Stock, $.001 par value (the "Stock"), to be sold by the company in a public offering pursuant to a Registration Statement on Form SB-2 (the "Registration Statement"). We have reviewed the Registration Statement, the charter documents and by-laws of the company, corporate proceedings of the Board of Directors relating to the issuance of the shares of the Stock to be sold by the company and such other documents, corporate records and questions of law as we have deemed necessary to the rendering of the opinions expressed herein. Based upon the foregoing, we are of the opinion the 80,000 shares of the Stock to be sold by the company, as described in the Registration Statement, are duly authorized and, when issued and paid for in the manner contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable shares of Common Stock of the company.

     We hereby consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit thereto.

                                   Sincerely yours,
                                   ERICKSON & SEDERSTROM, P.C.



                                   By: /s/ Gary L. Hoffman
                                       -------------------------